Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST TECHNOLOGIES COMPLETES INQUIRY INTO PAST STOCK OPTION GRANTS
AND PRACTICES; WILL RESTATE PRIOR FINANCIAL RESULTS
FREMONT, Calif., Oct. 9, 2006 – Asyst Technologies, Inc. (Nasdaq GM: ASYT) today announced that the Special Committee of independent board members has completed its inquiry related to the company’s past stock option grants and practices and that, based on the Special Committee’s report and findings, the company will restate certain previously issued financial statements as a result of the cumulative impact of its historical accounting for stock options.
          The Special Committee reviewed all stock option grants from Jan. 1, 1995 through June 7, 2006 and, as previously announced, found instances where incorrect measurement dates were used to account for certain grants. Based on the Special Committee’s review, the company currently estimates that the aggregate financial impact of stock compensation charges resulting from these incorrect measurement dates and other stock option-related errors, adjusted for taxes and subsequent cancellations, is approximately $19 million.
          These errors did not have a material impact on annual operating results in any of the company’s 2002-2006 fiscal years ended Mar. 31, or on any of the quarterly periods in fiscal years 2005 or 2006. Nonetheless, because the cumulative impact of these errors would be material if taken in a single period, the company will restate in its annual report on Form 10-K for the fiscal year ended Mar. 31, 2006, financial results for its fiscal years ended Mar. 31 of 2004 and 2005, and adjust selected financial data for its 2002 and 2003 fiscal years to reflect the impact of these errors in the appropriate periods. The company anticipates that the stock compensation charges and related tax adjustments will increase net loss in fiscal years 2002, 2003, 2005 and 2006, and will reduce the net loss in fiscal year 2004. The company expects to file as soon as practicable its Annual Report on Form 10-K for the year ended Mar. 31, 2006, as well as its Form 10-Q for the quarter ended June 30, 2006. The company advises that all financial statements and related communications for periods prior to its fiscal year beginning April 1, 2001, should not be relied upon.
          In its inquiry, the Special Committee concluded that none of the incorrect measurement dates was the result of fraud, and found no evidence raising any concerns about the integrity of current management. The last option grant for which the measurement date was found to be in error was made in February 2004. The Special Committee noted that management had significantly improved the company’s stock option grant practices since that date, and the Special Committee recommended certain further measures to enhance the company’s stock and option grant practices going forward.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
          Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include, without limitation, statements regarding the expected range of expense charges resulting from the intended restatement discussed above and time needed to file our delayed SEC reports and any required restatements.

General Risks Relating to the Delayed Reports:
The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the expected range of expense charges discussed above will change as Asyst finalizes and files its financial statements; uncertainties relating to the time needed to complete the financial review and preparation of financial statements by Asyst, and the time needed by our independent registered public accounting firm to complete its audit, review and other procedures relating to the financial statements and delayed SEC reports and whether that firm will agree with the presentation of financial statements prepared by Asyst; uncertainty whether we will be able to file our delayed SEC reports and any required restatements on or before the November 30, 2006, deadline set in the previously reported NASDAQ hearing panel decision that conditions continued listing of our common stock on our meeting that requirement; the outcome of the previously announced SEC and Department of Justice inquiries; the likelihood that fees and expenses associated with the special committee inquiry, governmental inquiries, NASDAQ hearing, accounting review, pending and potential lawsuits, or other matters arising from the company’s prior stock option practices are or will be material in any reporting period; requests by current or former officers and directors of the company for indemnification or advancement or reimbursement of fees and expenses; the impact of lawsuits or other proceedings initiated in relation to the matters discussed above or the company’s prior stock option grant practices; uncertainty that these or other matters could comprise a material weakness in the Company’s internal control over financial reporting, which could prevent the company from timely meeting its future reporting requirements or obligations to maintain effective internal control; distraction of management’s attention from our operations; volatility in our stock price pending resolution of or resulting from the matters discussed above; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2005, and other reports filed with the Securities and Exchange Commission.
Special Risks Relating to Our Outstanding Indebtedness:
In addition, we previously reported in a Form 8-K filed on August 24, 2006, that Asyst received on August 16, 2006, a letter from U.S. Bank National Association, as trustee under the Indenture related to Asyst’s 5 3/4% Convertible Subordinated Notes due 2008, which asserts that Asyst is in default under the indenture because of the previously announced delays in filing its Form 10-K for the fiscal year ended March 31, 2006 and Form 10-Q for the fiscal quarter ended June 30, 2006. The letter states that this asserted default is not an “Event of Default” under the indenture if the company cures the default within 60 days after receipt of this notice, or the default is waived by the holders of a majority in aggregate principal amount of the notes outstanding. If an Event of Default were to occur, the holders of the notes, of which $86.3 million principal amount is outstanding, may accelerate maturity of the notes. Asyst does not agree with the trustee’s assertion that the delayed filing of the annual and quarterly reports is a default, and reserves its rights to contest this and other aspects of asserted default in the letter. However, in the event that Asyst is not able to file the delayed SEC reports within 60 days after August 16, 2006, Asyst may face additional risks that the trustee or requisite holders of the notes would seek to accelerate the obligations outstanding under the notes, and the further risk that this inability would trigger an event of default under our previously reported senior credit agreement entered into in June 2006 with Bank of America, N.A., as administrative agent and other parties. The occurrence of such an event of default could also result in acceleration of our obligations under the senior credit agreement, as well as increases in the interest rates payable on those obligations, and exercise of collateral foreclosure and other remedies asserted by the lenders under the agreement. This senior credit agreement provides a $115 million senior secured credit facility consisting of a $100 million revolving credit facility, including a $20 million sub-limit for letters of credit and $10 million sub-limit for swing-line loans, and a $15 million term loan facility. If all or any substantial portion of the indebtedness were accelerated, Asyst’s current liquid assets would not be sufficient to repay this indebtedness, and there is no assurance that Asyst would be able to negotiate a refinancing of this indebtedness on satisfactory terms or at all.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
510-661-5112